Exhibit 99.1

PRESS RELEASE

NORTHERN OIL AND GAS, INC. ANNOUNCES SECOND QUARTER PROFIT, 165% REVENUE INCREASE AND 2008 EXIT RATE PRODUCTION GUIDANCE OF 1,100 BARRELS OF OIL PER DAY

WAYZATA, MINNESOTA --- August 6, 2008 --- Northern Oil and Gas, Inc. (AMEX: NOG) (“Northern Oil” and the “Company”) announced today it has posted a second quarter net profit of $283,465 or $0.01/share on revenues of $764,528.

Revenues increased 165% in the second quarter of 2008 compared to the first quarter of 2008 and general and administrative expense decreased by approximately 20%.

Based on approved and pending drilling permits, Northern Oil expects to exit fiscal year 2008 on a run rate of approximately 1,100 gross barrels of oil production per day.  Based on current oil prices, this equates to annualized revenue of approximately $35 million entering fiscal year 2009.  General and administrative expenses are expected to remain static at approximately $2 million per year.

Northern Oil expects to add substantial production growth in fiscal year 2009 in addition to the 2008 expected exit run rate. The Company controls a significant inventory of majority working interest drilling locations that can be operated by the Company in 2009.  Northern Oil expects to develop its full 60,000 net acre North Dakota Bakken position through 2011, consisting of approximately 90 net wells, which expose the Company to potential reserves in excess of 45 million barrels of oil, not accounting for Three Forks/Sanish productivity, enhanced oil recovery or down spacing.

As of August 5, 2008, Northern Oil has participated or is currently participating as a working interest partner in the drilling of 26 gross wells.  Northern Oil has achieved a 100% success rate in wells drilled during 2008.

Michael Reger, Northern Oil’s Chief Executive Officer commented, “We are very pleased to move into profitability at this early stage. We believe our low fixed overhead will translate into increasing net profit margins as we accelerate the development of our Bakken and Three Forks/Sanish acreage positions.  Drilling continues to proceed at a pace that exceeds our expectations.  Our production expenses for the quarter averaged approximately $1.25 per barrel of oil making this play economic even at substantially lower oil prices.”

Northern expects to provide an operational update listing recent well completions and initial production rates in the near future.

About Northern Oil and Gas, Inc.:

Northern Oil and Gas, Inc. is an exploration and production company based in Wayzata, Minnesota. Northern’s core area of focus is the Williston Basin, specifically the Mountrail County, North Dakota area Bakken and Three Forks/Sanish play where the Company controls approximately 60,000 net mineral acres.  Northern Oil's secondary objective is conventional, 3D driven, oil and gas exploration and development throughout the Rocky Mountain region.

More information about Northern Oil and Gas, Inc. can be found at www.northernoil.com.

Safe Harbor:

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”).  All statements other than statements of historical facts included in this report regarding our financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements.  When used in this report, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes.  Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our Company’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following, general economic or industry conditions, nationally and/or in the communities in which our Company conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, our ability to raise capital, changes in accounting principles, olicies or guidelines, financial or political instability, acts of war or terrorism, other economic, competitive, governmental, regulatory and technical factors affecting our Company’s operations, products, services and prices.

We have based these forward-looking statements on our current expectations and assumptions about future events.  While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.

Contact:

Michael Reger
CEO

Ryan Gilbertson
CFO

Phone:  952-476-9800
Fax:  952-476-9801
www.NorthernOil.com